ITEM 6

EXHIBIT 11.1 STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                         VIRUS RESEARCH INSTITUTE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                                                      THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                           JUNE 30,                             JUNE 30,
                                                                   1998               1997              1998                1997
                                                               ---------------------------------------------------------------------
   Net loss                                                    ($2,245,741)       ($1,444,761)       ($4,553,341)       ($3,285,576)

     Shares used in computing net loss per common share:
        Weighted average common stock
           outstanding during the period                         9,024,296          8,892,995          8,983,987          8,877,493

       Common stock equivalents (1)                                    N/A                N/A                N/A                N/A

                                                               --------------------------------------------------------------------
   Weighted average common shares outstanding                    9,024,296          8,892,995          8,983,987          8,877,493


   Net loss per common share                                   ($     0.25)       ($     0.16)       ($     0.51)       ($     0.37)
                                                               ====================================================================


(1) No common stock equivalents have been included in the three and six months ended June 30, 1998 and June 30, 1997 as their effect would be antidilutive.